Exhibit 99.1

Orion Group Holdings, Inc. Announces Board of Director Changes

New Director Appointed; One Director Announces Retirement

HOUSTON, January 25, 2022 Orion Group Holdings, Inc. (NYSE: ORN) (the "Company") a leading specialty construction company, today announced the appointment of Quentin P. Smith, Jr. to the Board of Directors, as well as the retirement of Richard L. Daerr, Jr. as a board member.

The Board’s appointment of Mr. Smith to the Board of Directors is effective January 21, 2022.  His initial term will expire at the 2022 annual meeting of stockholders, at which time the Board will propose Mr. Smith for re-election as a Class II Director to serve until the 2024 annual meeting of stockholders.  In addition, Richard L. Daerr, Jr. has announced his retirement from the Board effective May 20, 2022.  Mr. Daerr has served as a member of the Board since 2007 and was Chairman of the Board of Directors from 2007 to 2020.  With the timing of the appointment of Mr. Smith and Mr. Daerr’s retirement, the Orion Group Holdings, Inc. Board of Directors will temporarily expand to eight Directors.

Austin Shanfelter, the Company’s Chairman of the Board, commented, “We are pleased to welcome Quentin as a new independent director.  He brings a wealth of experience, particularly in strategic planning, business development and governance, and we are confident he will provide valuable perspectives as we continue to execute on our strategy to be a premier specialty construction company focused on providing solutions for our customers across the infrastructure, industrial, and building sectors while maximizing stakeholder value.  We also want to thank Richard for his years of service to the Company and his many valuable contributions, including his board leadership in the transition of Orion to a public company, establishing the standards for governance, and the growth of the Company.  We wish him all the best in his future endeavors.”

About Quentin P. Smith, Jr.

Mr.  Smith is president of Cadre Business Advisors, LLC, a professional management-consulting firm with an emphasis on strategic planning, business development, and business performance improvement.  He has 40 years of experience providing management services to publicly and privately held businesses and government agencies of virtually every size and scope. To effectively execute business strategies, he often assumes the role of board chairman, interim CEO or special advisor to the CEO, taking responsibility for corporate governance, capital formation, setting the company’s operating strategy, and guiding it to profitability.  He is Chairman of Banner Health and serves on its Executive and Nominating & Governance and Compensation Committees; and is a Director of Store Capital (NYSE: STOR), is Chairman of its Compensation Committee and serves on its Nominating & Governance Committee. His additional past board service includes Arizona Public Service (NYSE: PNW), Rodel, Inc., iCrossing, Arizona MultiBank, Greater Phoenix Leadership, and the Morrison Institute for Public Policy at Arizona State University.  Mr. Smith holds a Bachelor’s degree in Industrial Management and Computer Science from the Krannert School of Business at Purdue University and a Master’s degree in Business Administration from Pepperdine University in Malibu, California.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company serving the infrastructure, industrial and building sectors, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s marine segment provides construction and dredging services relating to marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services. Its concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future.  Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company’s Annual Report on Form 10-K filed on March 2, 2021, which is available on its website at www.oriongroupholdingsinc.com or at the SEC’s website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Orion Group Holdings Inc.

Francis Okoniewski, Vice President Investor Relations

(346) 616-4138

fokoniewski@orn.net

www.oriongroupholdingsinc.com